Exhibit (a)(13)

Forms of Reminder of Expiration Date

REMINDER [To be sent the week of July 16, 2007 and July 23, 2007]

TENDER OFFER DEADLINE: 11:59 P.M. Eastern Time, August 3, 2007

To: All Employees Eligible to Participate in the Offer to Amend or Replace
Eligible Options:

This is a reminder that the Offer to Amend or Replace your Eligible Options will expire at 11:59 p.m. Eastern Time on August 3, 2007, unless we extend the offer. The Offer to Amend or Replace is located on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices and you may obtain a printed copy of that document by contacting Betty DePaola at bdepaola@novell.com.

If you decide to tender your Eligible Options for amendment or replacement, you must access your personalized Election Form from the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices and complete and submit your Election Form in accordance with its instructions. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

If you do not tender your Eligible Options, you will be subject to adverse tax consequences with respect to your Eligible Options under Section 409A of the Internal Revenue Code (“Section 409A”). Those adverse tax consequences are described in the Offer to Amend or Replace. You will be solely responsible for any tax penalties, interest payments or other liabilities you incur under Section 409A (or similar state tax laws) with respect to any Eligible Options you do not tender for amendment or replacement pursuant to the Offer.

This reminder is being distributed to all employees eligible to participate in the Offer. Accordingly you are receiving this notice even if you have previously submitted your Election Form.

REMINDER [To be sent the week of July 30, 2007]

TENDER OFFER DEADLINE: 11:59 P.M. Eastern Time, August 3, 2007

To: Name [Employee who has not yet made an election]

According to our records, you have not yet submitted your Election Form to accept or reject the Offer to Amend or Replace your Eligible Options.

This is a reminder that the Offer to Amend or Replace your Eligible Options will expire at 11:59 p.m. Eastern Time on August 3, 2007, unless we extend the offer. The Offer to Amend or Replace is located on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices and you may obtain a printed copy of that document by contacting Betty DePaola at bdepaola@novell.com.

If you decide to tender your Eligible Options for amendment or replacement, you must access your personalized Election Form from the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices and complete and submit your Election Form in accordance with its instructions. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

If you do not tender your Eligible Options, you will be subject to adverse tax consequences with respect to your Eligible Options under Section 409A of the Internal Revenue Code (“Section 409A”). Those adverse tax consequences are described in the Offer to Amend or Replace. You will be solely responsible for any tax penalties, interest payments or other liabilities you incur under Section 409A (or similar state tax laws) with respect to any Eligible Options you do not tender for amendment or replacement pursuant to the Offer.